Exhibit 8.2

December 29, 2017

Direct Dial: 804.420.6000

Citizens National Bank

11407 Windsor Boulevard

Windsor, Virginia 23487

Re:	Federal Income Tax Opinion Issued to Citizens National Bank in Connection with the Merger of Citizens National Bank with and into The Old Point National Bank of Phoebus

Ladies and Gentlemen:

You have requested our opinion with respect to certain United States federal income tax matters of the proposed merger (the “Merger”) of Citizens National Bank, Windsor, Virginia, a national banking association (“CNB”), with and into The Old Point National Bank of Phoebus, Hampton, Virginia, a national banking association (“OPNB”) and wholly-owned subsidiary of Old Point Financial Corporation, a Virginia corporation (“OPOF”), with OPNB surviving, pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 27, 2017, between CNB, OPOF and OPNB (the “Agreement”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

FACTS:

In connection with the opinion rendered below, we have reviewed and relied upon (i) the Agreement; (ii) the Proxy Statement/Prospectus of OPOF and CNB contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in clauses (i), (ii), and (iii) above, the “Merger Documents”). With respect to various factual matters material to our opinion, we have relied upon the factual representations set forth in the Merger Documents and in the certificates of CNB and OPOF (the “Certificates”). We have assumed the correctness of the factual matters contained in the Merger Documents and the Certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

We have assumed that: (i) all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies are accurate, all information submitted to us is accurate and complete, and all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Merger and the other transactions specified in the Agreement will be consummated as contemplated in the Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by CNB and OPOF on their respective income tax returns in a manner consistent with the opinion set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any such assumption is untrue for any reason, or if the Merger and the other transactions specified in the Agreement are not consummated in accordance with the provisions of the Merger and as described in the Registration Statement, our opinion set forth below may be adversely affected and may not be relied on.

Williams Mullen Center | 200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218  williamsmullen.com

T 804.420.6000    F 804.420.6507     DC NC VA | A Professional Corporation

Citizens National Bank

December 29, 2017

OPINION:

Based solely upon the documents and assumptions set forth above, conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code. In addition, subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion contained in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Williams Mullen.

We do not express an opinion with respect to the effect of any state or local income tax laws or any other U.S. federal or state law. Additional issues may exist that could affect the U.S. federal income tax treatment of the Merger, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. Our opinion is limited to the matters expressly stated herein.

In rendering our opinion, we have considered the applicable provisions of the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time with or without retroactive effect. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

This opinion letter may be filed as an exhibit to the Registration Statement and the reference to our firm under the captions “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. Without our prior written consent, this opinion letter may not otherwise be distributed to any other person, filed with any other government agency or quoted in any other document.

/s/ WILLIAMS MULLEN